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                                                                   Exhibit 10.30


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement"), made as of June 28, 1999, is by and between MEDSCAPE, INC., a Delaware corporation with offices at 134 West 29th Street, New York, New York 10001 ("Medscape"), and MARK E. BOULDING, an individual with an address at 4630 Edgefield Road, Bethesda, MD 20814 ("Boulding"),

                              W I T N E S S E T H:

                  WHEREAS, Medscape desires to employ Boulding as its General Counsel and Vice President of Regulatory Affairs, and Boulding is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. Medscape hereby employs Boulding during the Term (as hereinafter defined) as General Counsel and Vice President of Regulatory Affairs, and he will report to Medscape's President. As such, Boulding's responsibilities will include those customarily undertaken by corporate general counsel, management of regulatory issues and those duties and responsibilities as the President may assign from time to time.

                  2. Performance of Services. Boulding hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote such business time and attention, as well as his full knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of Medscape in connection with the performance of his duties as described in Paragraph 1 hereof, and subject, at all times, to the policies of Medscape generally applicable to its employees.

                  3. Term. Boulding shall be employed for an initial term commencing as of the date hereof (the "Commencement Date"), and ending on the third anniversary of such date (the "Term"), unless his employment is terminated prior to the expiration of the Term pursuant to the provisions hereof.

                  4. Compensation.

                           (a) Base Compensation. As compensation for his
services hereunder, during the Term, Medscape will pay to Boulding a salary (the "Base Salary")
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at the rate of One Hundred Fifty Thousand ($150,000.00) Dollars per annum, payable in accordance with Medscape's standard payroll procedures. The Base Salary may be increased annually based on the recommendation of Medscape's President and the approval of its Board of Directors

                           (b) Signing Cash Bonus. Boulding will be entitled to
a signing bonus payment of Sixteen Thousand Five Hundred ($16,500) Dollars, payable within 30 days of the Commencement Date.

                           (c) Annual Cash Bonus. In addition to Boulding's Base
Salary, Boulding will be eligible for an annual cash bonus payment of up to Twenty Five Thousand ($25,000) Dollars ("Annual Cash Bonus"), based on his meeting or exceeding performance objectives to be developed by Medscape's President and approved by its Board of Directors.

                           (d) Stock Options. In addition to Boulding's Base
Salary and Annual Cash Bonus, Boulding will be granted upon the execution of this Agreement 95,000 options to purchase Medscape's Class B Common Stock, at an exercise price of Ten ($10.00) Dollars per share, pursuant to the Medscape 1996 Stock Option Plan, as amended (the "Stock Options"), which shall vest as provided in the Incentive Stock Option Agreement entered into by Medscape and Boulding as of the date hereof. The Stock Options will be treated as "incentive stock options" as defined under and to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

              5. Expenses. Medscape shall reimburse Boulding for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of Medscape, upon the submission to Medscape of appropriate vouchers therefor, all in accordance with Medscape's policies and procedures as in effect from time to time.

              6. Vacation. Boulding shall be entitled to three week's paid vacation each year during the period of his employment hereunder in accordance with Medscape's policies.

              7. Benefits. Boulding shall be entitled to such family health and medical benefits (including dental), life and disability insurance, and such other benefits as are provided to Medscape senior executive employees generally.

              8. Development Rights and Confidential Information.

                           (a) Boulding agrees that any developments by way of
invention, design, copyright, trademark, software or other matters which may be developed or


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perfected by him during the Term or which are in process or under investigation during the Term, and which relate to the business of the Company or its subsidiaries ("Developments"), shall be the property of Medscape. Boulding will, at the request and expense of Medscape, assist Medscape in applying for and prosecuting letters patent for any Development in the United States or in foreign countries if Medscape reasonably requests, and will assign and will transfer the same to Medscape together with any letters patent, copyrights, trademarks and applications therefor.

                           (b) Boulding agrees not to disclose or use
Confidential Information (as hereinafter defined) of Medscape except in connection with his employment by Medscape. For purposes of this Section 9(b), the term "Confidential Information" shall mean all information in any manner relating to Medscape's business including, but not limited to, information regarding business plans and strategies, trade secrets, "know how," inventions, software, finances, markets, properties, methods of doing business, processes, customers, staff resumes, employee compensation, or suppliers, whether or not such information is labeled or otherwise identified as confidential. Irrespective of the foregoing, no information will be deemed "Confidential Information" if such information: (i) is part of the public knowledge or literature or becomes part of the public knowledge or literature, in either case from a source other than Boulding or a source acting at his direction, (ii) is received by Boulding in writing from a third party who is entitled to convey such information to the public, or (iii) is required by law or court order to be disclosed. Upon termination of Boulding's employment hereunder, he will deliver to Medscape all equipment, records, copies of records and any other written information of or pertaining to Medscape or any subsidiary of Medscape which are then in his possession.

              10. Representation and Warranty. Boulding represents and warrants to Medscape that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Boulding's use of any information or Boulding's execution or performance of this Agreement.

              11. Restrictive Covenants.

                           (a) Boulding agrees that his services hereunder are
of a special, unique, extraordinary and intellectual character, and his position with Medscape places him in a position of confidence and trust with the customers and employees of Medscape and its affiliates. Boulding further acknowledges that the rendering of services to the customers of Medscape and its affiliates necessarily requires the disclosure of Confidential Information of Medscape. The parties hereto agree that in the course of Boulding's employment with Medscape, Boulding may develop a personal acquaintanceship and relationship with Medscape's and its affiliates' customers, and a knowledge of those customers' affairs and requirements


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which may constitute the primary contact of Medscape and its affiliates with such customers. Boulding acknowledges that Medscape's and its affiliates' relationships with its established customers may therefore be placed in Boulding's hands in confidence and trust. Boulding consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Medscape that Boulding make the covenants contained herein. Accordingly, Boulding agrees that, so long as he shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever other than by Medscape without Good Cause, he shall not, whether as an owner, shareholder (other than in his capacity as holder of less than two (2%) percent of the shares of any corporation whose shares are traded on a national securities exchange or over the counter which shall be excepted from this restriction), partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly compete with the business of Medscape in any manner. Nothing in this Agreement, however, restricts Boulding's right to practice law. Additionally, Boulding agrees that so long as he shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, he will not, within the United States and its territories and possessions, or in any other geographical area in which Medscape has an office or a client (the "Medscape Territory"), directly or indirectly, on Boulding's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape: (i) persuade or attempt to persuade any customer of Medscape or its affiliates as of the date of the termination of Boulding's employment, to cease doing business with, or to reduce the amount of business it does with, Medscape or its affiliates or solicit the business of any of Medscape's or its affiliates' customers as of the date of the termination of Boulding's employment hereunder; (ii) render to or for any customer of Medscape as of the date of the termination of Boulding's employment hereunder any services of the type rendered by Medscape to its customers unless such services are rendered as an employee or consultant of Medscape; or (iii) solicit or encourage to leave the employ of Medscape or its affiliates, or to become employed by any person other than Medscape, any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its or affiliates during the one year prior to the termination of Boulding's employment. Boulding further agrees that so long as he shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, Boulding will not, within the Medscape Territory, directly or indirectly, on Boulding's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape, employ any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its affiliates during the six months prior to the termination of Boulding's employment.

                           (b) Boulding has carefully considered the nature and
extent of the restrictions upon him and the rights and remedies conferred upon Medscape under


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this Agreement, and hereby acknowledges and agrees that the same (i) are reasonable in time and territory, (ii) are designed to eliminate competition which otherwise would be unfair to Medscape, (iii) do not stifle the inherent skill and experience of Boulding, (iv) would not operate as a bar to Boulding's sole means of support, (v) are fully required to protect the legitimate interests of Medscape and (vi) do not confer a benefit upon Medscape disproportionate to the detriment to Boulding or the benefit otherwise afforded him by this Agreement and the Purchase Agreement.

                           (c) Boulding and Medscape acknowledge and agree that
the restrictions and obligations imposed on Boulding by virtue of this Paragraph 11 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of Medscape and the goodwill associated with the business of Medscape. However, it is the intent of Boulding and Medscape that this Agreement be enforceable and restrict Boulding's activities only to the extent permitted by applicable law. Therefore, if any provision of this Paragraph 11 as presently written shall be construed to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

              12. Certain Remedies. The parties hereto acknowledge that, in the event of a breach or a threatened breach by Boulding of any of his obligations under Paragraphs 9 or 11 of this Agreement, Medscape will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Boulding, Medscape shall be entitled to such equitable and injunctive relief as may be available to restrain Boulding and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting Medscape from pursuing any other remedies available at law or in equity for such breach, including the recovery of damages.

              13. Termination of Employment; Compensation. Boulding's employment hereunder shall terminate upon his resignation or death and may be terminated by Medscape at any time for or without Good Cause (as hereinafter defined) or by reason of Boulding's Disability. In the event that Boulding's employment is terminated by reason of his death or resignation, or by Medscape for Good Cause or because of Boulding's Disability, Boulding or his estate, as the case may be, shall be entitled only to his accrued and unpaid Base Salary as of the date of termination. In the event that Boulding's employment is terminated by Medscape without Good Cause (and not because of Boulding's Disability) during the Term hereof, Boulding shall be


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entitled to receive an amount equal to any accrued but unpaid Base Salary as of the date of termination plus nine months of his then Base Salary.

                  For purposes of this Agreement, "Disability" means a mental or physical condition that renders Boulding incapable of performing his duties and obligations under this Agreement for a period of six consecutive months, or more than 210 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Board who has personally examined and evaluated his condition. Medscape shall have the right to terminate the employment of Boulding hereunder at any time following his Disability.

                  For purposes of this Agreement, "Good Cause" means gross misconduct, gross neglect of duties (including by reason of alcohol or drug dependency), acts involving moral turpitude, conviction of a felony, material breach by Boulding of this Agreement that is not substantially cured within 30 business days after receipt of written notice from Medscape of such breach, or any act or omission involving fraud, embezzlement or misappropriation of any property of the Company by Boulding.

              14. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment, waiver or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. This Agreement supersedes all prior agreements, representations and understandings of the parties hereto relating to the employment of Boulding by Medscape.

              15. No Reliance. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise.

              16. Notices. All notices, consents, waivers or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement (collectively, "Notices") shall be in writing and shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other verified overnight courier service to the party at its or his address as it appears on the first page of this Agreement, or at such other address as either party may specify by Notice given to the other party in accordance with this Paragraph 16 and with copies to the parties indicated below. A Notice shall only be deemed given or received on a business day (any day other than Saturday, Sunday or Federal legal holiday). The date any such Notice shall be deemed given and received is: (i) if hand delivered, on the date of hand


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delivery; (ii) if sent by registered or certified mail, three (3) business days following the posting of the mail; (iii) if sent by express mail or other verified overnight courier service, the date received; or (iv) if sent by confirmed telecopy or other confirmed electronic means, the date when receipt is confirmed by the same means (The telecopy number for Medscape is: (212) 760-3140. The telecopy number for Boulding is:
________________).

If a notice is being provided to Medscape, a copy shall also be provided to:

                     Patterson, Belknap, Webb & Tyler LLP
                     1133 Avenue of the Americas
                     New York, New York  10036-6710
                     Telecopy No.:  (212) 336-2222
                     Attention:  John P. Schmitt, Esq.

              17. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Boulding, and any attempted assignment shall be null and void and of no effect. This Agreement shall be binding upon Boulding, his heirs, executors and administrators and upon Medscape, its successors and assigns.

              18. No Modification. No termination, alteration, modification or variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights.

              19. Governing Law. This Agreement shall be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any legal action or proceeding with respect to this Agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for itself and in respect of its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address set forth in the heading hereof with the same effect as if such process was personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on


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the ground of forum non_conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

              20. Severability. Should any clause, paragraph or part of this Agreement be held or declared to be void or illegal for any reason by a court of competent jurisdiction, such provision shall be ineffective, but all other clauses, paragraphs or parts of this Agreement which can be effected without such illegal clause, paragraph or part shall nevertheless remain in full force and effect.

              21. Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              22. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Medscape hereunder to Boulding shall be subject to withholding of such amounts relating to taxes as Medscape may reasonably determine it should withhold pursuant to any applicable law or regulation.

              23. Survival. The provisions of Paragraphs 9, 10, 11, 12, 13, 14, 15, 19 and 20 and of this Paragraph 23 shall survive the termination or expiration of this Agreement.

              24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which shall constitute a single instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

MEDSCAPE, INC.


By:   /s/  Paul T. Sheils                         /s/ Mark E. Boulding
      -------------------------------------       -----------------------------
      Paul T. Sheils                              Mark E. Boulding
      President and Chief Executive Officer


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